FIRST KEYSTONE ANNOUNCES 11.98% INCREASE
               IN SECOND QUARTER EARNINGS PER SHARE


Berwick, Pennsylvania - July 29, 2011 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported net income of $2,543,000 for the quarter ending June 30, 2011, as compared to $2,313,000 for the second quarter of 2010, an increase of 9.9%. Earnings per share for the quarter ending June 30, 2011 were $.47, an increase of 9.3% over the $.43 per share earned in the second quarter of 2010. For the six months ending June 30, 2011, net income was $5,039,000 as compared to $4,500,000 for the first six months of 2010.
Earnings per share were $.93 for the first six months of 2011, up 12.0% from the $.83 reported in the first six months of 2010. The annualized return on assets and return on equity were 1.24% and 12.48%, respectively for the six months ending June 30, 2011.

Chief Executive Officer Matthew P. Prosseda reported, "We recently opened our 16th office, located in Plymouth, Pennsylvania. We are proud to strengthen our ties with the community there. We expect to continue our growth by providing high value deposit, loan and investment services in Plymouth."

Total assets increased to $805,036,000 as of June 30, 2011, an increase of 0.5% over the same period in 2010. Total deposits increased to $623,100,000 as of the end of the second quarter of 2011. Net loans declined by a little less than 1.0% to $407,790,000 at June 30, 2011. Demand for all types of loans continues to be soft, even in the face of historically low interest rates. In addition, cash dividends paid for the first half of 2011 were $.48 per share, up from $.46 per share or 4.3%, from the first half of 2010.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 16 full service offices in Columbia (5), Luzerne (6), Monroe (4), and Montour (1) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.



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